EXHIBIT 99.1

Ken Quaglio Elected to Board of Directors of Shenandoah Telecommunications Company

EDINBURG, Va., Jan. 24, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) announced that at its January 23, 2017 meeting, its Board of Directors elected Kenneth L. Quaglio to serve as a Director of the corporation.

Mr. Quaglio is currently CEO & President of Siteworx, LLC, a leading digital marketing consultancy that works with businesses to craft and implement digital experiences, which he joined in 2014.  Mr. Quaglio’s expertise includes strategy, planning and execution, leadership and management, new business development and technology services.  He has led successful start-ups, post-acquisition integrations and turnarounds.

Prior to joining Siteworx, from 2012 through 2014 Mr. Quaglio served as Chief Operating Officer of 3 Pillar Global, Inc., where he managed the integration of three separate businesses in three different countries, building operational infrastructure and developing marketing initiatives worldwide.  From 2009 through 2012 he was Partner / Principal, Advisory Services Performance Improvement for Ernst and Young, LLP, where he led Ernst & Young’s successful entry into the federal healthcare market and the North America advisory services market.  Previously, he served as President of Command Information, as Vice President at EDS (now known as HP Enterprise Services) and in numerous roles as a Partner with AT Kearney.  Mr. Quaglio served in the United States Army and the United States Army Reserves, retiring as a Lieutenant Colonel in 1994.  Mr. Quaglio is a member of the Advisory Committee on Veterans Business Affairs of the United States Small Business Administration.  He also serves numerous charitable, community and industry associations, including membership on the Leadership Council of Miriam’s Kitchen, a Washington, DC charity committed to ending homelessness.

“We are very pleased to have Ken join our board,” said Christopher E. French, President and CEO of Shentel.  “His extensive experience in organizational management, business model development and implementation, marketing strategies, and technology services adds valuable skills to our board.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

For further information, please contact Christopher E. French at 540-984-4141.